Exhibit 10.1

SEPARATION AGREEMENT, CONSULTING AGREEMENT
AND RELEASE BETWEEN
P. BLAKE DUPUIS
AND
MITCHAM INDUSTRIES, INC.

     This Separation Agreement, Consulting Agreement and Release (the “Agreement”) is made and entered into by and between P. Blake Dupuis (the “Employee” or “Dupuis”) and Mitcham Industries, Inc. and its subsidiaries and affiliates (the “Company”) (Employee and the Company are sometimes referred to singularly as a “Party” and collectively as the “Parties”).

RECITATIONS

     WHEREAS, Employee voluntarily resigned from his employment with the Company on May 14, 2004 (the “Separation Date”) (See Exhibit A hereto); and

     WHEREAS, Employee has been an at-will employee of the Company for several years in the capacity of Chief Financial Officer, and has also served in other capacities, and as such has extensive knowledge of the Confidential Information (as that term is defined in Section 11(c)); and

     WHEREAS, Employee and the Company wish to provide a mutually acceptable agreement and settlement of any claims concerning the use or disclosure of Confidential Information and goodwill, including providing clear guidelines regarding the use and disclosure of Confidential Information and protection of goodwill; and

     WHEREAS, Employee and the Company wish to amicably resolve all issues related to Employee’s interest in vested and unvested stock options restricted stock awarded to him during his employment with the Company under the Company’s stock option and award plans (See Section 7 hereof and Exhibit B hereto);

     WHEREAS, the consideration for Employee’s waiver of rights or claims, including claims under the Age Discrimination in Employment Act, are the sums of money and other benefits referred to in Sections 6, 7 and 8 herein, which sums and benefits exceed that to which Employee is already entitled; and

     WHEREAS, the Employee and the Company wish to otherwise amicably settle fully and finally any and all differences between them.

AGREEMENT

     In consideration of the premises and mutual promises herein contained, the Parties agree as follows:

1.	No Admission. Neither the making of this Agreement nor the fulfillment of any condition or obligation of this Agreement constitutes an admission of any liability or wrongdoing on the part of either Party. All liability by either Party to the other has been and is expressly denied.

2.	Entire Agreement. This Agreement, including the Exhibits hereto, supersedes and replaces any and all other agreements, written or verbal, between the Company and Employee. Employee represents and acknowledges that in entering into this Agreement, he does not rely and has not relied upon any representation or statement made by the Company or any of its agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise, other than the representations contained in this Agreement.

3.	Effective Date. This Agreement shall become effective and enforceable on the day that it is executed by both Parties (the “Effective Date”).

4.	Voluntary Agreement. Employee represents that he has carefully read and fully understands all the provisions of this Agreement, that he is competent to execute this Agreement, and that he is knowingly and voluntarily entering into this Agreement of his own free will and accord, without reliance upon any statement or representation of any person or parties released, or their representatives, concerning the nature and extent of the damages or legal liability therefor.

5.	Employee Acknowledgments. Employee acknowledges that:

a.	He has been advised by the Company to consult with the attorney of his choice prior to signing this Agreement.

b.	He understands he has at least 21 days from the date this Agreement was given to him within which to consider this Agreement, and that he may accept this offer and its terms by executing this Agreement and returning a signed copy of this Agreement to John F. Schwalbe at the address set forth in Section 18(h).

c.	He would not be entitled to receive the sums of money and other benefits offered to him and referred to in Sections 6, 7 and 8 below but for his entering into this Agreement.

d.	He understands he may revoke this Agreement after the date he signs it by providing written notice of the revocation to the Company no later than the seventh day after he signs it. As such, all payment and other obligations of the Company contained in this Agreement are subject to this seven-day revocation period.

6.	Payments and Reimbursements.

a. Pre-Separation Date Services and Expenses. Employee acknowledges that the Company has already paid to him all salary and wages due to him up to and including the Separation Date, and that he is not entitled to any payment or other remuneration for any bonus, sick leave, vacation leave, or other employment benefits, except as specifically set forth in this Agreement. Within 10 business days of its receipt from the Employee of an expense reimbursement request, together with detailed itemized expenses, the Company will reimburse Employee for Employee’s reasonable out-of-pocket expenses incurred in connection with his performance of his job duties prior to the Separation Date. Such request for reimbursement must, however, be received from the Employee by July 15, 2004.

b. Severance Payment. Within 10 business days after the Company’s receipt of a fully executed copy of this Agreement, the Company shall pay to Employee, in one lump sum, subject to the usual deductions for payroll taxes and benefits, a total severance payment equivalent to three months of Employee’s gross monthly pay of $15,833, or $47,500.00 (FORTY-SEVEN THOUSAND FIVE HUNDRED DOLLARS AND NO CENTS). Employee acknowledges that such sum represents a severance payment in exchange for agreeing to a full release of any and all claims arising out of his employment relationship with the Company. Such payment shall not be considered compensation for purposes of determining benefits payable under any Company benefit plan, program, agreement or arrangement, and no service credit shall be given after the Separation Date.

c. Outplacement Services Reimbursement. Within 10 business days of its receipt from the Employee of an expense reimbursement request together with detailed itemized expenses, the Company shall reimburse Dupuis for up to $10,000 (TEN THOUSAND DOLLARS AND NO CENTS) of outplacement and employment counseling services expenses actually incurred by him in connection with his search for a new position, beginning May 15, 2004 and ending on the earlier of April 14, 2005, or the first date on which Dupuis begins full-time employment.

7.	Options and Restricted Stock. All options granted to Employee during his employment with the Company are listed on Exhibit B hereto. On August 15, 2002, the Company granted to Employee under the 2000 Stock Option Plan (the “2000 Plan”) an option to purchase up to 45,000 shares of the Company’s common stock at a purchase price of $1.99 per share, the right to purchase up to 30,000 shares of which has not yet vested. On July 17, 2003, the Company granted to Employee under the 1994 Stock Option Plan (the “1994 Plan”) an option to purchase up to 20,000 shares of the Company’s common stock at a purchase price of $1.90 per share, none of which has yet vested (the right to purchase a total of 50,000 shares of which has not yet vested under the foregoing two option grants to purchase a total of up to 65,000 shares, the “Non-Vested Portion”). Pursuant to the provisions of the 2000 Plan and the 1994 Plan, Employee must exercise the foregoing options within the 90 days after the termination of his employment and may, during such time, purchase only the number of shares of underlying stock that are currently vested. In consideration for the Employee’s agreements contained herein, the Company shall, as of the Effective Date (a) accelerate the vesting of the Non-Vested Portion (see Exhibit B); and (b) grant to Dupuis an option under the 2000 Plan to purchase up to 110,000 shares of the Company’s common stock, the form of which option is attached hereto as Exhibit C (such option, the “New Option”). However, all other options granted to the Employee prior to the Separation Date shall be cancelled (see Exhibit B), and the 12,000 shares of restricted stock awarded to him under the 1998 Stock Awards Plan (the “1998 Plan”) shall be forfeited in accordance with the terms of the 1998 Plan.

8.	Consulting Agreement.

a.	Consulting Fees. As additional consideration for the execution of this Agreement and subject to the terms hereof, the Company shall pay to Dupuis an aggregate fee of $189,996.00 (ONE HUNDRED EIGHTY-NINE THOUSAND NINE HUNDRED NINETY-SIX DOLLARS AND NO CENTS) (the “Consulting Fees”) for 12 months of consultation services for the period beginning May 15, 2004 and ending April 14, 2005 (the “Consulting Period”). Specifically, the Company shall pay the Consulting Fees in 12 monthly gross amounts of $15,833.00 each, on or before the third day of each month, with the first such monthly payment due on or before July 3, 2004, and the last such payment due on or before June 3, 2005. The Consulting Fees are separate from and additional to any compensation earned by Dupuis under Section 6(b) above.

b.	Consultant’s Duties. During the Consulting Period, Dupuis, upon written or oral request of the Company, shall:

(i) assist the Company in the orderly completion of transactions and the transition of projects that were undertaken during his employment, and consult with and advise the Company concerning issues related to including ongoing business, financial or contractual related matters arising from operations or proposed operations of the Company of which he has knowledge or information;

(ii) consult with and advise the Company concerning any litigation, arbitration or disputes arising from any contracts or operations or proposed operations of the Company of which he has knowledge or information, and otherwise assist the Company in the protection of the Company’s interests in such litigation, arbitration or disputes; and

(iii) otherwise make himself available from time to time for such other reasonable assignments.

     Except upon Dupuis’s prior written consent, he shall not be required to spend more than 40 hours per month on any of the foregoing duties. If Dupuis shall have at the time of such request have obtained other employment, the Company will coordinate the performance of any of the foregoing duties so as not to unreasonably interfere with any duties or obligations of his new employment. In his capacity as a consultant to the Company, Dupuis will report to and communicate only with John F. Schwalbe, whose contact information is set forth in Section 18(h), and shall not communicate with any other party related to the Company.

c.	Independent Contractor Status. The means, methods and details of performing any services to the Company hereunder shall be under Dupuis’s control, and he shall therefore be an independent contractor rather than an employee, agent, partner, joint venturer, or representative of the Company. Dupuis shall at all times represent and disclose he is an independent contractor of the Company and shall not represent to any third party that he is an employee, agent, covenantor, or representative of the

Company. Dupuis shall provide such services in a professional, loyal, and timely manner. Subject to the promises contained herein, Dupuis is free to provide services to parties other than the Company.

d.	Benefits.

(i) Continuation Coverage Payments. The Company has given notice to the Dupuis regarding continuation of his current group medical plan coverage [THE COMPANY WILL SOON PROVIDE A TEXAS STATE CONTINUATION ELECTION FORM]. The Company shall pay directly to the issuer of its group medical insurance plan, the continuation coverage premium for Dupuis and his spouse for the nine-month period beginning June 1, 2004 and ending February 28, 2005. For each of the months of March, April and May 2005, on or before the third day of each such month, the Company shall pay to Dupuis with the Consulting Fee for such month an additional $710.12 per month, which represents the current premium cost for group medical coverage for Dupuis and his spouse under the Company’s group medical plan.

(ii) No Benefits as an Employee. Dupuis acknowledges that, as an independent contractor to the Company, he is not entitled during the Consulting Period to participation in, coverage under, or benefits from the Company or any of its employee benefit plans, funds, programs or arrangements sponsored or maintained by the Company for its employees (except to the extent that Dupuis participates through the group medical insurance continuation plan as provided in section 10(d)(i) in accordance with the Texas Insurance Code). If for any reason Dupuis’s relationship with the Company during the Consulting Period is determined to be that of an “employee” rather than that of an independent contractor, Dupuis expressly waives and declines, from the date hereof, participation in, coverage under, or benefits from the Company or any of its employee benefit plans, funds, programs or arrangements sponsored or maintained by the Company for its employees.

e. Termination of Consulting Services Agreement. The agreement to provide consulting services shall terminate upon the following events:

(i) Death. The agreement to provide consulting services shall terminate upon the death of Dupuis and, in such case, the Company will pay to Dupuis’s estate any unpaid Consulting Fees for the remainder of the Consulting Period.

(ii) With Cause. The Company may terminate the agreement to provide consulting services for cause by giving notice to Dupuis that one or more of the following events have occurred:

(a) Dupuis’s refusal to perform reasonable consulting services requested by the Company, after written notice from the Company indicating such failure and the subsequent failure of Dupuis to begin providing the reasonable consulting services requested by the Company within six business days of such notice;

(b) Dupuis’s breach of any provision contained herein concerning nondisclosure or non-solicitation;

(c) Dupuis’s material breach of any provision of this Agreement after receipt of written notice from the Company indicating such breach and the subsequent failure of Dupuis to cure such breach within six business days of such notice.

In the event of termination of the agreement to provide consulting services for cause, the Company will pay to Dupuis any unpaid Consulting Fees for services rendered prior to the date that notice of termination is given.

(iii) Termination by Dupuis. Dupuis may notify the Company that he no longer wishes to provide consulting services as provided in Section 8(b), and, in such event, the Company will pay to Dupuis any unpaid Consulting Fees due for services rendered prior to the effective date of such resignation.

(iv) Without Cause. The Company may terminate the consulting services under this Agreement for reasons other than those set forth in Section 8(e)(ii) by written notice to Dupuis. In such event, the Company will continue to pay remainder of the Consulting Fees over the remainder of the Consulting Period, and will continue to pay the continuation coverage premiums and other payments set forth in Section 8(d)(i). Dupuis’s sole remedy for any breach of this Agreement by the Company will be the payment of any remaining amounts of Consulting Fees for the Consulting Period.

(v) No Effect on Provisions Concerning Nondisclosure and Non-Solicitation. Any termination of this agreement to provide consulting services shall not affect Dupuis’s obligations Section 11(a) through (d) or Section 13of this Agreement.

9.	Release. As a material inducement to the Company to enter into this Agreement, Dupuis hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and each of the Company and its current or former parent, owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates and all persons acting by, through, under or in concert with any of them, (collectively, the “Releasees” or “Released Parties”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known or unknown (“Claim” or “Claims”) which Dupuis now has, owns, holds, or which Dupuis at any time heretofore had, owned, or held against Releasees, including, but not limited to:

a.	all Claims under the Age Discrimination in Employment Act of 1967, as amended;

b.	all Claims under Title VII of the Civil Rights Act of 1964, as amended, and 42 U.S.C. § 1981;

c.	all Claims under the Employee Retirement Income Security Act of 1974, as amended;

d.	all Claims arising under the Americans With Disabilities Act of 1990, as amended;

e.	all Claims arising under the Family and Medical Leave Act of 1993, as amended;

f.	all Claims related to Employee’s employment with the Company;

g.	all Claims of unlawful discrimination based on age, sex, race, religion, national origin, handicap, disability, equal pay, sexual orientation or otherwise;

h.	all Claims of wrongful discharge, retaliation, whistle blowing, breach of an implied or express employment contract, negligent or intentional infliction of emotional distress, libel, defamation, breach of privacy, fraud, breach of any implied covenant of good faith and fair dealing and any other federal, state, or local common law or statutory claims, whether in tort or in contract;

i.	all Claims related to unpaid wages, salary, overtime compensation, bonuses, severance pay, vacation pay or other compensation or benefits arising out of Dupuis’s employment with the Company; and

j.	all Claims arising under any federal, state or local regulation, law, code or statute.

     In short, Dupuis is voluntarily giving up his right to sue the Company for any alleged wrongdoing which preceded the date that Dupuis signed this Agreement, except that Dupuis does not relinquish his right to challenge this Agreement on the basis that it was not knowing and voluntary. However, Dupuis hereby reaffirms that this Agreement is knowing and voluntary. Dupuis knows that he is voluntarily giving up his right to sue the Company in exchange for the sums of money and other benefits referenced in Sections 6, 7 and 8 above. Dupuis further acknowledges that if he does not sign this Agreement, he will not receive the sums of money and other benefits referenced in Sections 6, 7 and Section 8 above.

(initials)

     Dupuis further agrees not to institute any proceedings against the Company or its current or former officers, directors, shareholders, agents, employees, successors or assigns to challenge provisions of this Agreement concerning nondisclosure, non-competition, or non-solicitation, and Dupuis irrevocably waives all defenses to the strict enforcement of such provisions. Dupuis quitclaims and releases any claim he may have to any ownership, license, or other interest in the Confidential Information and goodwill of the Company and acknowledges that the Company is the exclusive owner of the Confidential Information and goodwill.

10.	No Lawsuits Filed or to be Filed. As a material inducement to the Company to enter into this Agreement, Employee represents that he has filed no lawsuits or administrative complaints against the Company and, if he has filed any lawsuits or administrative complaints against the Company, he will notify the Company of such lawsuits or administrative complaints and cause them to be dismissed with prejudice. It is understood and agreed that the release of liability described in this Agreement is a material provision of this Agreement. Accordingly, Employee knowingly and voluntarily covenants and promises not to sue or otherwise pursue legal action against the Company, other than for breach of this Agreement, and further covenants and promises that if Employee recovers in any legal action, the Company shall be entitled to restitution, recoupment or a setoff from Employee in the amount of the payments and other benefits paid under Sections 6 and 8, and to cancel the New Option.

11.	Restricted Activities. In addition to the otherwise enforceable agreements and promises contained herein, Dupuis further agrees as follows:

a.	Non-Interference with Customers or Suppliers. During the one-year period beginning on the Effective Date and ending on the one-year anniversary of the Effective Date (the “Restricted Period”), Dupuis will not, without the express prior written consent of an authorized officer of the Company, directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence, any supplier, customer or any other person or entity that has a business relationship with the Company, or had a business relationship with the Company within the 12-month period preceding the Restricted Period, to discontinue, reduce or modify such business relationship with the Company.

b.	Non-Solicitation of Employees. The Parties acknowledge that the employees of the Company are an integral part of the Company and that it is extremely important for the Company to use its maximum efforts to prevent the loss of such employees. The Parties therefore agree that it is necessary to afford fair protection to the Company from the loss of any such employees. Consequently, as material inducement to the Company to pay Dupuis the payments and provide the other benefits described in Sections 6, 7 and 8, Dupuis covenants and agrees that for the Restricted Period, he shall not, directly or indirectly, hire or engage or attempt to hire or engage any individual who shall have been an employee of the Company, at any time during the one-year period prior to the Effective Date, whether for or on his behalf or for any entity in which he has have a direct or indirect interest, whether as a proprietor, partner, co-venturer, financier, investor, stockholder, director, officer, employer, employee, servant, agent, representative or otherwise.

c.	Confidential Information. Dupuis acknowledges and agrees that he had access to certain Confidential Information (as that term is defined below), trade secrets and proprietary data of the Company, by virtue of Dupuis’s employment with the Company, and Dupuis’s participation in the Company’s activities and business. As a further material inducement to the Company to pay Dupuis the payments and provide the other benefits described in Sections 6, 7 and 8, Dupuis agrees to maintain the secrecy of all Confidential Information (as hereinbelow defined) and agrees not to disclose such Confidential Information to any person(s), (s), partnership(s), corporation(s) or other entity of any nature whatsoever, and agrees to maintain such Confidential Information in the strictest confidence and trust. “Confidential Information” means, in whatever form (tangible or intangible, including electronic data recorded or retrieved by any means), any and all trade secrets, confidential knowledge, proprietary data, and information owned by the Company, furnished by the Company to Dupuis, or developed by the Company, contractor, or employee of the Company that relates to the business or activities of the Company, including technical specifications, diagrams, flow charts, methods, processes, procedures, discoveries, concepts, calculations, techniques, formula, systems, designs, research and development plans, marketing plans, business plans, business opportunities, cost and pricing data, customer records and lists, general financial and marketing know-how, copyrightable works and applications for registrations thereof, pending applications for letters patent of the United States and foreign countries, and any such that are issued, granted or published, in common law, state and federal rights relating to and under any trademarks, trade names or service marks (and also including any of the foregoing provided to Dupuis by or on behalf of the Company, prior to the Effective Date), but expressly excluding information which:

(i) was available to the public prior to the time of disclosure to, or discovery of production by Dupuis;

(ii) becomes available to the public through no act or omission of Dupuis; or

(iii) becomes available to Dupuis through or from a third party who is not under any obligation of confidentiality to the Company.

Dupuis hereby expressly acknowledges and agrees that if he shall seek to disclose, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, any Confidential Information, he shall bear the burden of proving that any such information has become publicly available such that his actions do not constitute a breach of any of his obligations hereunder. Dupuis may disclose Confidential Information if required to disclose such information by law or court order, but before doing so he must provide notice to the Company with regard to such potential disclosure.

d.	Reformation. Dupuis agrees that the scope of the restrictions of this Section 11 are reasonable and valid. If a court finds that the provisions of this Section 11 are overly broad with respect to time, scope of activity or otherwise, such court may reform such provision so as to provide the maximum protection legally affordable to the Company. The time period provided in any subsection of this Section 11 shall be extended for any period in which Dupuis violates his promises in such subsection, but such extension shall not be greater than one year. An alleged or actual breach of this Agreement by the Company will not be a defense to enforcement of the provisions of this Section 11 or other obligations of Dupuis to the Company. Dupuis further irrevocably waives his right to bring any suit or claim against the Company, including a claim for declaratory relief, to challenge the enforceability of any of the covenants contained in Section 11, and irrevocably waives all defenses to the strict enforcement of the covenants contained in this Section 11.

12.	DUPUIS HAS CAREFULLY READ AND CONSIDERED THE PROVISIONS OF THIS AGREEMENT AND, HAVING DONE SO, AGREES THAT THE RESTRICTIONS SET FORTH HEREIN ARE REASONABLE AND ARE REASONABLY REQUIRED FOR THE PROTECTION OF THE BUSINESS INTERESTS AND GOODWILL OF THE AND ITS BUSINESS, OFFICERS, DIRECTORS AND EMPLOYEES. DUPUIS FURTHER AGREES THAT THE RESTRICTIONS SET FORTH IN THIS AGREEMENT ARE NECESSARY TO PROTECT THE CONFIDENTIALITY OF ITS CONFIDENTIAL INFORMATION AND TRADE SECRETS AND GOODWILL AND LEGITIMATE BUSINESS INTERESTS.

13.	No Disparagement. Dupuis shall not make or cause to be made any derogatory, negative or disparaging statements, either written or verbal, about the Company or any Released Party.

14.	Future Cooperation in Litigation. In all future litigation involving the Company for which the Company requests Dupuis’s cooperation, he will fully cooperate with the Company. In return for his cooperation, the Company shall pay Dupuis for all the reasonable costs incurred by Dupuis due to his cooperation.

15.	Return of Company Property. Dupuis acknowledges that on or before the date Dupuis executes this Agreement, he has returned or will return to the Company any and all property, including Confidential Information of the Company, such as (but not limited to) marketing plans and related information, product development plans and related information, trade secret information, pricing information, vendor information, financial information, telephone lists, computer software and hardware, keys, credit cards, vehicle, telephone, and office equipment.

16.	Tax Payments and Withholding. Dupuis acknowledges that he has received no opinion or advice from the Company regarding the taxability, if any, of payments to be made to him under this Agreement. To the extent any option of such payments are considered to be taxable income to Dupuis, he will be solely and exclusively responsible for the entire amount of taxes on such income. If the Company is required by law to pay or withhold any taxes on such payments to Dupuis as a result of his failure to do so, then he shall immediately reimburse the Company for the full amount of such payments and any costs or expenses related to the Company’s actions in obtaining such reimbursement.

17.	Nondisclosure of Agreement. The Parties shall not now or in the future disclose or cause to be disclosed the term of this Agreement except (a) as may be necessary in filing tax returns or as may be required to be disclosed in the Company’s SEC filings; (b) in connection with enforcing the terms and conditions of this Agreement in a court of law as provided herein; (c) in response to a valid subpoena or other lawful process; or (d) except as otherwise required by applicable law.

18.	Miscellaneous.

a. Opportunity to Cure Breach. If either Party determines that the other has breached this Agreement, the non-breaching Party will notify the Party in breach of that fact in writing, and the Party in breach will be afforded six business days to cure the breach.

b. Venue. Any controversy or claim arising out of or relating to this Agreement or otherwise concerning this Agreement SHALL be brought in a court of competent jurisdiction in Walker County, Texas. The provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of the State of Texas or any other jurisdiction in which enforcement of this Agreement is sought in the event that the choice of forum provision in this Agreement is found invalid.

c. Governing Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Texas without regard to its conflicts of law principles.

d. No Transfer. Dupuis represents and warrants that he has not sold, assigned, transferred, conveyed, or otherwise disposed of, to any third party, by operation of law or otherwise, any action, cause of action, suit, debt, obligation, account, contract, agreement, covenant, guarantee, controversy, judgment, damage, claims, counterclaims, liability, or demand of any nature whatsoever relating to any matter covered in this Agreement.

e. No waiver; amendment. No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by both Parties. No waiver or default of any term of this Agreement shall be deemed a waiver of any subsequent breach or default of the same or similar nature. This Agreement may not be changed except by writing signed by both Parties.

f. Successors and Assignees. This Agreement shall be binding upon Dupuis and upon his heirs, administrators, representatives, executors, trustees, successors and, as relates to the receipt of payments and other benefits hereunder, permitted assignees, and shall inure to the benefit of the Company and the Releasees, and to their heirs, administrators, representatives, executors, trustees, successors, and assignees.

g. Further Cooperation. The Parties will promptly execute any and all other documents that are necessary and appropriate to effectuate the terms of this Agreement.

h. Notices. Any notice, requests, demands and other communications to be given under this Agreement shall be in writing and shall be delivered (a) in the case of the Company, to John F. Schwalbe, 10900 Richmond Avenue, #219, Houston, Texas, 77042, telecopier no. (713) 974-2210, and (b) in case of Dupuis, to him at 3302 Birchland Court, Kingwood, Texas 77345. All such notices and other communications shall be deemed validly given, made or served:

(i) on the date on which it is delivered personally with receipt acknowledged;

(ii) five business days after it shall have been sent by registered or certified mail (receipt requested and postage prepaid);

(iii) one business day after it is sent by overnight courier (charges prepaid); or

(iv) on the same business day when sent before 5:00 p.m., recipient’s time, and on the next business day when sent after 5:00 p.m., recipient’s time, by telecopier, transmission confirmed.

i. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered to be one and the same instrument.

j. Equitable Relief. The Company shall be entitled to enforce its rights under any provision of this Agreement and to exercise all the rights existing in its favor. The Parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of Sections 8(e) and 11 of this Agreement and that the Company may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief, including temporary restraining orders, preliminary injunctions, and permanent injunctions in order to enforce or to prevent any violation of such provisions of this Agreement against Dupuis.

k. Non-Compliance. All of the payments and benefits provided for Dupuis in this Agreement (other than the severance payment provided for in Section 6(b)) are conditioned upon his compliance with the provisions of Section 11(a) through (d) and Section 13 of this Agreement, which are material and important terms of this Agreement. If either: (i) Dupuis violates any such provision, or (ii) Dupuis challenges the validity of such covenants (though he is prohibited from doing under Section 11(d) of this Agreement), and all or any part of Sections 11(a) through (d) of this Agreement is held to be unenforceable, invalid or illegal for any reason whatsoever by a court of competent jurisdiction, then Dupuis agrees to immediately return all monies paid to him or on his behalf under Section 8 of this Agreement, and the Company shall be entitled to terminate all such payments and benefits and to cancel the New Option, without waiving the right to pursue any other available legal or equitable remedies.

EXECUTED on the 24th day of June, 2004.

/s/P. Blake Dupuis
P. BLAKE DUPUIS

MITCHAM INDUSTRIES, INC.

By: /s/Billy F. Mitcham, Jr.
Its:President & CEO

EXHIBIT A
Resignation of Employee

To:	Board of Directors – Mitcham Industries, Inc.

May 14, 2004

Gentlemen:

Please accept my voluntary resignation from the Board of Directors of Mitcham Industries, Inc., effective Wednesday, May 12, 2004, as well as from all positions I hold as an officer of Mitcham Industries, Inc., effective as of Friday, May 14, 2004, including, without limitation, as Chief Operating Officer, Chief Financial Officer and Secretary.

Sincerely,
/s/ P. Blake Dupuis

P. Blake Dupuis

EXHIBIT B
Stock Options

The following incentive stock options were granted to Employee prior to the Separation Date:

	Original			Vested Prior	Exercised/	Unvested
Date	Expiration	Options	Exercise	to the	Canceled Prior to	Prior to the
of Grant	Date	Granted	Price	Separation Date	the Separation Date	Separation Date	Footnotes
09/29/98	09/29/08	60,000	$7.375	60,000	0	0	(1)
02/23/99	02/23/09	10,500	$3.56	10,500	0	0	(1)
07/27/00	07/27/10	45,000	$5.13	45,000	0	0	(1)
07/18/01	07/18/11	30,000	$5.00	20,000	0	10,000	(1)
08/15/02	08/15/12	45,000	$1.99	15,000	0	30,000	(2	) (3)
07/17/03	07/17/13	20,000	$1.90	0	0	20,000	(2	) (3)
	Totals:	210,500		150,500	0	60,000

(1)	The indicated options (vested and unvested) shall be canceled as of the Effective Date.

(2)	As of the Effective Date, the expiration date of the indicated options shall be August 12, 2004.

(3)	All of the indicated options shall be vested as of the Effective Date.

As of the Effective Date, Employee shall have the following incentive stock options:

			Exercisable
Date of Grant	Expiration Date	Exercise Price	Number of Options
08/15/02	08/12/04	$1.99	45,000
07/17/03	08/12/04	$1.90	20,000
	Totals:		65,000

EXHIBIT C

MITCHAM INDUSTRIES, INC.
NONQUALIFIED STOCK OPTION AGREEMENT
(2000 STOCK OPTION PLAN)

     Mitcham Industries, Inc., a Texas corporation (the “Company”), has granted to P. Blake Dupuis (the “Optionee”), an option (“Option”) to purchase a total of 110,000 shares of Common Stock (the “Shares”), at the price set forth below and in all respects subject to the terms, definitions and provisions of the Company’s 2000 Stock Option Plan (the “Plan”) adopted by the Company, the terms of which are incorporated herein by reference. Capitalized terms used but not defined in this Option shall have the same meanings as are given to them in the Plan.

     1. Grant and Nature of Option. This Option is being granted to the Optionee in connection with the consulting agreement contained in the Separation Agreement, Consulting Agreement and Release of even date herewith between the Company and the Optionee (the “Separation Agreement”). This Option is intended by the Company and the Optionee to be a Nonqualified Stock Option that does not qualify for any special tax benefits to the Optionee. This Option is not an Incentive Stock Option and is not subject to Section 5(b) of the Plan.

     2. Exercise Price. The exercise price is $4.50 for each Share (the “Exercise Price”), which is at least 100% of the fair market value (as defined in the Plan) of a share of Common Stock on the date of grant.

     3. Exercise of Option. This Option shall be immediately exercisable, subject to the provisions of Section 9 of the Plan and the provisions of this Option.

     This Option is exercisable by written notice stating the election to exercise the Option, the number of Shares in respect of which this Option is being exercised, and such representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the Exercise Price in full. This Option shall be deemed exercised upon receipt by the Company of such written notice accompanied by the Exercise Price.

     No Shares will be issued on the exercise of this Option unless such issuance and such exercise complies with all relevant provisions of any applicable law including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to approval of counsel for the Company with respect to such compliance. Assuming such compliance, for income tax purposes, the Shares shall be considered transferred to the Optionee on the date on which this Option is exercised with respect to such Shares.

     4. Method of Payment. Payment of the exercise price shall be by any of the following, or a combination thereof, at the election of the Board:

     (a) cash;

     (b) certified or cashier’s check; or

     (c) surrender of other shares of Common Stock of the Company that (i) either have been owned by the Optionee for more than six months on the date of surrender or were not acquired, directly or indirectly, from the Company and (ii) have a fair market value on the date of surrender equal to the aggregate Exercise Price of the Shares as to which this Option is being exercised.

     5. Restrictions on Exercise. This Option may not be exercised if the issuance of such Shares upon such exercise or the method or payment of consideration for such Shares would constitute a violation of any applicable federal or state securities or other law or regulation. As a condition to the exercise of this Option, the Company may require the Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     6. Forfeitures. If an Optionee is convicted of or pleads guilty or nolo contendere to any felony criminal offense or any civil offense involving either fraud or the unauthorized closure of confidential information of the Company, the Committee may then determine that all outstanding options of the Optionee that have not been exercised are forfeited. The Board has determined that, as is allowed by Section 9(b) of the Plan, this Option shall not be forfeited, and the term during which this Option may be exercised shall not be affected, solely because of the termination of the Optionee’s consulting agreement with the Company. However, this Option may be forfeited in accordance with the provisions of Section 18(k) of the Separation Agreement.

     7. Non-Transferability of Option. This Option may not be transferred in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

     8. Term of Option. This Option may not be exercised more than five years from the date of grant of this Option, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

DATE OF GRANT: June 24, 2004.

MITCHAM INDUSTRIES, INC.

By:	/s/Billy F. Mitcham, Jr.
Billy F. Mitcham, Jr.
Chief Executive Officer and President

     The Optionee acknowledges receipt of a copy of the 2000 Stock Option Plan and represents that he is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. The Optionee has reviewed the 2000 Stock Option Plan and this Option in their entirety and fully understands all provisions of this Option. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under the 2000 Stock Option Plan. The Optionee further agrees to notify the Company upon any change in the residence address indicated below:

Dated: June 24, 2004.

/s/P. Blake Dupuis
P. Blake Dupuis

Residence Address:	3302 Birchland Court Kingwood, Texas 77345